                          SOFTWARE LICENSE AGREEMENT


     This Software License Agreement (the "License Agreement") is made effective as of this 17 day of June, 1997 by and between Interactive Entertainment Limited, a Bermuda exempted company, (f/k/a Sky Games International Limited) ("Licensor") and Harrah's Interactive Entertainment Company, a Nevada corporation ("Licensee").


                                   Recitals

     A. Licensor owns, or has the right to grant license rights with respect to, the software identified on Exhibit A hereto.

     B. Licensor, SGI Holding Corporation Limited, Interactive Entertainment Limited and Licensee have, prior to executing this License Agreement, entered into a Plan and Agreement of Merger and Amalgamation dated as of May 13, 1997 (the "Merger").

     C. Licensee and Licensor have agreed, that pursuant to the Merger, Licensor shall grant to Licensee certain license rights to use the software identified in Exhibit A.

     D. Licensor and Licensee wish to establish in this License Agreement the terms and conditions upon which Licensee may use the software identified in Exhibit A.

     NOW, THEREFORE, in consideration of the foregoing, of the covenants contained herein, and of other good and valuable consideration, the parties agree as follows:

1.  DEFINITIONS

    1.1 "Affiliate" means an entity, including but not limited to a corporation, general partnership, business trust or joint venture, controlling, controlled by or under common control of the referenced party.

    1.2 "Company Premises" means any traditional casino venue (i.e., landbased and river boat based casinos and casinos on Indian reservations) which the Licensee or its Affiliates owns, operates, or manages.

    1.3 "Derivative Software" means any enhanced or otherwise modified version of the Software and/or Documentation created by Licensee pursuant to the license set forth in Section 2.l (b) below.

    1.4 "Documentation" means any user documentation or other written documentation concerning the use and functioning of the Software supplied by Licensor to Licensee with the

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Software.

     1.5  "Licensee" means Harrah's and its Affiliates.

     1.6 "Modifications" means any enhancements, upgrades, error corrections or other modifications made to the Software and/or Documentation by Licensor during the term of this License Agreement and put into use by Licensor for its own business and/or commercially distributed to third parties.

     1.7 "Non-Competitive Use" means any use on Company Premises for a Permitted Purpose.

     1.8 "Software" means, collectively, the software identified on Exhibit A hereto.

     1.9  "Source Code" means the source code for the Software.

2.   GRANT OF LICENSE

     2.1 Grant. Subject to compliance with the terms and conditions of this License Agreement, Licensor grants to Licensee a fully paid up, nonexclusive, worldwide license to:

          (a) copy and use the Software and Documentation for a Non-Competitive Use on Company Premises and only for Licensee's own internal purposes and for copying for archival or backup purposes (the "Permitted Purposes"); and

          (b) modify and create derivative works based upon the Software and Documentation to the extent deemed necessary or desirable by Licensee to assist Licensee's use of the Software for the Permitted Purposes. Any Derivative Software created by Licensee pursuant to this Section 2.1 (b) will be deemed Software subject to all the terms and conditions of this License Agreement.

     2.2  Restrictions.  Licensee has no right and agrees not to:

          (a) use or copy the Software or Documentation for any use or purpose other than the Permitted Purposes;

          (b) use the Software or Documentation at any location other than on Company Premises; or

          (c) sell, license, transfer or otherwise distribute copies of the Software or Documentation to third parties, or use the Software or Documentation for service bureau or other commercial service operations for the benefit of third parties.

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     2.3  Condition to Right to Copy and to Make Derivative Works of the
Software and Documentation. As a condition to Licensee's right to make copies of the Software and Documentation and to make derivative works based upon the Software and Documentation as set forth in Section 2.1 above, Licensee will reproduce all copyright and other notices contained on the original copies of the Software and Documentation supplied by Licensor hereunder on each copy of the Software and Documentation made by Licensee and on Derivative Software made by Licensee, including the placement of such notice on the first screen on any computer, video or other display device.

     2.4 Supply and Use of Source Code. Upon the request of Licensee, Licensor agrees to supply a copy of the Source Code for all or a portion of the Software licensed hereunder for use by Licensee solely in pursuit of its rights to create Derivative Software set forth in Section 2.1 (b) above. Licensee acknowledges that the Source Code is the proprietary and confidential information of Licensor. Licensee will keep the Source Code strictly confidential within its own organization, and will not disclose the Source Code to any third party other than to those of its own employees and contractors who have a need to know and who have been informed in advance of Licensee's obligations with respect to the Source Code and who have agreed to abide by such obligations. Licensee will use the Source Code only within Company Premises. Licensee will take all reasonable steps to protect the Source Code against unauthorized use or disclosure, including but not limited to keeping copies of the Source Code stored on removable physical media under lock and key when not actually in use for the Permitted Purposes, and restricting access to copies of the Source Code in electronic form through passwords or other appropriate security measures.

3.  SUPPLY OF MODIFICATIONS

    Licensor will have no obligation hereunder to provide the Licensee modifications to the Software made by or on behalf of Licensor during the term of this License Agreement, or to provide maintenance or support with respect to the Software or Documentation, or to correct any errors therein that may be discovered by Licensee.

4.  PROPRIETARY RIGHTS

    4.1 Proprietary Rights in Software and Documentation. The Software and Documentation are proprietary to Licensor and all copies thereof will at all times remain the property of Licensor, and will be returned to Licensor or destroyed in accordance with the provisions of Section 9.5 below upon any termination of this License Agreement or Licensee's rights hereunder with respect to such Software and Documentation. Licensee agrees that any ideas, concepts, know-how and techniques contained in the Software and Documentation that Licensor does not otherwise make freely publicly available, or that become publicly available without breach of this License Agreement, will be kept confidential by Licensee and will not be disclosed by Licensee to any person other than Licensee's own employees or consultants who

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have a need to know, unless Licensor gives its express prior written consent to disclosure thereof. Licensee will exercise no less care to safeguard such confidential information than it uses to safeguard its own confidential information, and in no event less than reasonable care.

     4.2 Proprietary Rights in Derivative Software. Any versions of Derivative Software created by Licensee hereunder are proprietary to and will be owned by Licensee. Licensee agrees that it will use and otherwise exploit said Derivative Software subject to the same terms, conditions and restrictions as the original Software provided by Licensor.

5.   COMPLIANCE WITH EXPORT AND OTHER LAWS

     Licensee acknowledges that the Software or Documentation may be subject to United States export control laws and regulations. Licensee agrees to comply with all such laws and regulations at all times and not to use, copy, export or distribute any copy of the Software or Documentation other than in full compliance with such laws and regulations. Licensee agrees to comply at all times with all other applicable laws and regulations in Licensee's exercise of its rights hereunder with respect to the Software and Documentation.

6.   LIMITED INFRINGEMENT INDEMNITY

     6.1  Indemnity.  Licensor will, subject to the limitations set forth in
Section 8 below, at its expense defend Licensee against, and pay all costs and damages made in settlement or awarded against the other party resulting from, a claim that any Software or Documentation as supplied by Licensor hereunder infringes a United States patent, or a copyright, trade secret or trademark valid anywhere in the world, provided that Licensee (a) gives Licensor prompt written notice of any such claim, (b) allows Licensor to direct the defense and settlement of the claim, and (c) provides Licensor with the authority, information and assistance that Licensor deems reasonably necessary for the defense and settlement of the claim. If a final injunction is obtained in an action based on any such claim against Licensee's use of such Software or Documentation by reason of such infringement, or if in Licensor's opinion such an injunction is likely to be obtained, Licensor may, at its sole option, either
(1) obtain for Licensee the right to continue using such Software or Documentation, or (2) replace or modify such Software or Documentation so that it becomes non-infringing, or (3) if neither (1) or (2) can be effected by Licensor, instruct Licensee to return the Software and Documentation.

     6.2 Limitations. Notwithstanding Section 6.1, Licensor will have no liability for any infringement claim of any kind (1) to the extent it is based on modification of the Software or Documentation other than by Licensor, with or without authorization, or combination of such Software with software or hardware not supplied by Licensor, if the claim would have been avoided by the use of such Software apart from such combination or would have been avoided if such Software or Documentation had not been modified or had been combined with other hardware or software; or (2) to the extent it results from failure of Licensee to use updated or modified software provided by Licensor for avoid infringement or a reason related thereto.

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Licensee agrees to defend and indemnify Licensor against any such claim to the extent set forth in this Section 6.2, subject to the same three conditions set forth in the first sentence of Section 6.1 above (with Licensor's and Licensee's names reversed).

     6.3 Entire Liability. THE PROVISIONS OF THIS SECTION 6 SET FORTH THE ENTIRE LIABILITY OF LICENSOR AND THE SOLE REMEDIES OF LICENSEE WITH RESPECT TO INFRINGEMENT AND ALLEGATIONS OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR OTHER PROPRIETARY RIGHTS OF ANY KIND OF ANY THIRD PARTY IN CONNECTION WITH THE INSTALLATION, OPERATION, DESIGN, DISTRIBUTION OR USE OF ANY SOFTWARE AND DOCUMENTATION LICENSED HEREUNDER.

7.   DISCLAIMER OF WARRANTIES

     ALL SOFTWARE AND DOCUMENTATION SUPPLIED TO LICENSEE IS SUPPLIED "AS IS" WITHOUT WARRANTY OF ANY KIND, AND EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTIES, BOTH EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

8.   LIMITATIONS OF LIABILITY

     8.1 DISCLAIMER OF CERTAIN TYPES OF LIABILITY. REGARDLESS WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE OR OTHERWISE, IN NO EVENT WILL LICENSOR BE LIABLE TO LICENSEE, WHETHER ARISING UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, MISREPRESENTATION, OR OTHERWISE (EXCEPT FOR LIABILITY FOR INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY) FOR ANY LOST PROFITS, LOSS BY REASON OF PLANT SHUTDOWN, NON-OPERATION OR INCREASED EXPENSE OF OPERATION, SERVICE INTERRUPTIONS, CLAIMS OF CUSTOMERS, LOST DATA OR MESSAGES, LOST BUSINESS, LOST GOODWILL, OR FOR ANY FORM OF SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF LICENSOR HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

     8.2 GENERAL LIMITATION OF LIABILITY. IN NO EVENT WILL LICENSOR'S TOTAL CUMULATIVE LIABILITY HEREUNDER, FROM ALL CAUSES OF ACTION OF ANY KIND, INCLUDING CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, MISREPRESENTATION, OR OTHERWISE (EXCEPT FOR LIABILITY FOR INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY), EXCEED ANY AMOUNTS ACTUALLY PAID TO IT BY LICENSEE PURSUANT TO THIS LICENSE AGREEMENT.

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     8.3  General. The parties agree that Licensor has entered into this License
Agreement in reliance upon the disclaimers of liability set forth herein, that the same reflect an allocation of risk between the parties (including the risk that a contract remedy may fail of its essential purpose and cause consequential loss), and that the same form an essential basis of the bargain between the parties.

9.   TERM AND TERMINATION

     9.1 Term. This License Agreement will commence on the date hereof and shall be perpetual, unless earlier terminated in accordance with the provisions hereof.

     9.2 Termination Upon Notice of Breach. In the event that Licensee commits a material breach of any term or condition of this License Agreement, and such material breach is not cured within sixty (60) days of written notice of the same from the other party, then Licensor may, in addition to any other remedy that it may have at law or in equity or under this License Agreement, terminate this License Agreement.

     9.3 Termination by Licensor. In the event that Licensor or its affiliates are unable to obtain, after request or application therefor, or maintain the approval or license of any regulatory authority in any country, state, or political subdivision anywhere in the world to conduct or operate gaming operations due to Licensor's relationship with Licensee as contemplated by this Agreement or any such approval or license held by Licensor is denied, revoked, or suspended due to Licensor's relationship with Licensee as contemplated by this Agreement, then the parties agree to negotiate promptly in good faith to alter or amend the terms of this Agreement and/or the structure of the relationship contemplated by this Agreement in order to obtain or maintain such approval or license and to carry out the intent of this Agreement. If after such negotiations, Licensor is still unable to obtain or maintain such approval or license and carry out the intent of this Agreement, the Licensor may terminate the License Agreement upon 120 days prior written notice to Licensee.

     9.4 Termination by Licensee. Licensee may at its option terminate this License Agreement for any reason upon ten (10) days prior written notice to Licensor.

     9.5 Effect of Termination. All licenses granted by Licensor to Licensee will automatically cease as of the date of termination of this License Agreement, and Licensee will thereafter cease all use and copying of the versions of the Software and Documentation. Upon any termination becoming effective, Licensee will, within ten (10) business days thereafter, return to Licensor all copies of the Software and Documentation licensed to it hereunder or, at the option of Licensee with the advance consent of Licensor, destroy all such copies and certify to Licensor in writing by an officer of Licensee that Licensee has done so. Under no circumstance will either party be entitled to a return of monies paid before such expiration or termination. The provisions of Sections 4, 6, 8, and 10 of this License Agreement will survive

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the expiration or termination of this License Agreement.

10. GENERAL


     10.1 Assignment. This License Agreement may not be assigned, in whole or in part, by Licensee without the prior written consent of Licensor, provided that Licensee's rights hereunder may be assigned and delegated by Licensee: (i) by operation of law; (ii) to an Affiliate of Licensee; and (iii) to anyone acquiring all or substantially all of the assets or stock of Licensee. Subject to the foregoing, the terms and conditions of this license will issue to the benefit of and be binding upon the respective successors and assignees of the Licensee.

     10.2 Communications. All notices and demands which may be or are required to be given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by United States certified or registered mail, postage prepaid, or by prepaid express mail or overnight courier. Notices and demands delivered personally shall be deemed given on the date of delivery. Notices and demands delivered by mail shall be deemed given three business days after deposit in the United States mail, and notices and demands delivered by express mail or overnight courier shall be deemed given one business day after deposit.

     Notices sent to Licensor shall be addressed as follows:

          Interactive Entertainment Limited
          845 Crossover Lane
          Suite 215
          Memphis, Tennessee 38117
          Attention: Gordon Stevenson
          Facsimile: (901) 537-3801

          with a copy to:  Laurence Geller
                           10 South Wacker Drive
                           Suite 3500
                           Chicago, Illinois 60606
                           Facsimile: (312) 715-4212

          and to:          Altheimer & Gray
                           10 South Wacker Drive
                           Suite 5000
                           Chicago, Illinois 60606
                           Attention: Phillip Gordon
                           Facsimile: (312) 715-4800

or to such other person or place as Licensor may from time to time designate in a written notice to Licensee.

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     Notices sent to Licensee shall be addressed as follows:

          Harrah's Interactive Entertainment Company
          1023 Cherry Road
          Memphis, Tennessee 38117
          Attention: John Boushy
          Facsimile: (901) 762-8914

          with a copy to:

          Harrah's Entertainment, Inc.
          1023 Cherry Road
          Memphis, Tennessee 38117
          Attention: John W. McConomy
          Facsimile: (901) 762-8735

or to such other person or place as Licensee may from time to time designate in a written notice to Licensor.

     10.3 Governing Law. This License Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to or application of choice of law rules or principles.

     10.4 Multiple Counterparts. This License Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and such counterparts will together constitute the same agreement. This License Agreement may be executed by the attachment of signature pages which have been previously executed.

     10.5 Amendment in Writing. No addition to or modification of any provision of this License Agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of both parties. This License Agreement cannot be changed or terminated orally and the parties acknowledge that no representative of a party has the authority to alter the terms of this License Agreement except in a writing executed by a properly authorized representative of that party.

     10.6 Severability. Should any provision of this License Agreement be declared, or found to be illegal, unenforceable or void, both parties will be relieved of all obligations arising under that provision. If the remainder of this License Agreement is capable of substantial performance, the remainder of this License Agreement will remain in full force and effect.

     10.7 No Right to Use Names. Nothing contained in this License Agreement will be construed as conferring any right to use in advertising, publicity, or other promotional activities

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any name, trade name, trademark, logo, or other designation of one party by the other party hereto (including any contraction, abbreviation or simulation of any of the foregoing).

     10.8 Cumulative Rights. All rights and remedies enumerated in this License Agreement will be cumulative and none will exclude any other right or remedy permitted herein or by law.

     10.9 Relationship Between the Parties. Nothing contained herein is intended to create a relationship between the parties other than as independent contractors. Neither party hereto has undertaken to perform any obligation of the other party or to assume any responsibility for the business or operations of the other. Nothing herein will be construed to allow either party to bind the other.

     10.10 Waiver of Breach. Waiver by either party of nonperformance or any other breach of any provision of this License Agreement will not operate as a waiver of any subsequent nonperformance or other breach of the same or any other provision. The failure by a party to exercise any of its rights under this License Agreement will not be deemed to constitute a waiver of any of such rights, or other rights or remedies available to such party.

     10.11 Compliance with Law. Under no circumstances will any provision of this License Agreement require Licensor or Licensee to do anything that violates any applicable law or regulation of the United States or any of its states or respective political subdivisions, or any other jurisdiction in which the Licensor or Licensee may do business from time to time.

     10.12 Entire Agreement. This License Agreement between the parties constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements, representations, and statements with respect to such subject matter are superseded thereby.

     10.13 Headings. The headings contained in this License Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

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IN WITNESS WHEREOF, the parties have executed this License Agreement through their duly authorized representatives as set forth below:


LICENSOR:                              LICENSEE:

Interactive Entertainment Limited,     Harrah's Interactive Entertainment
f/k/a Sky Games International Ltd.     Company


By: /s/ Malcolm P. Burke                By: /s/ John M. Boushy
    ------------------------------          ------------------------------------


Title: Director                         Title: Senior Vice President
       ---------------------------             ---------------------------------



                                 RECEIPT

     Pursuant to Provision 2.4 of the Software License Agreement (the "Agreement") dated June 17, 1997 by and between Interactive Entertainment Limited (f/k/a Sky Games International Limited) ("Licensor") and Harrah's Interactive Entertainment Company ("Licensee"), the undersigned, on behalf of the Licensee, hereby acknowledges receipt of the Software as referenced in Exhibit A of the Agreement and a copy of the Source Code for the Software. A copy of Exhibit A of the Agreement is attached hereto.

     Receipt is hereby acknowledged this 17th day of June, 1997.



                                      HARRAH'S INTERACTIVE ENTERTAINMENT COMPANY



                                      By:  /s/ John M. Boushy
                                           -------------------------------------

                                      Title:  Senior Vice President
                                              ----------------------------------

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Confidential treatment has been requested for the remainder of this document.
Document headings are provided.


Exhibit A

Product Description and Requirements

     Introduction

     The Gaming Entertainment Experience

     The Games

     Customer Defined Options

     Gaming Application Flow Diagrams

     Sky Games Technical Description and Requirements

     System Design Features

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